EXHIBIT 10.1

LEASE MODIFICATION AGREEMENT

This lease modification agreement (hereinafter referred to as this “Agreement” or the “Seventh Modification”) is made on the 26th day of June, 2015 and made effective as of the 1st day of July, 2015 (the “Effective Date”).

BETWEEN:

REDSTONE ENTERPRISES LTD.

(the “Landlord”)

AND:

XENON PHARMACEUTICALS INC.

(the “Tenant”)

WHEREAS:

A.

By a lease made in 2001 (the “Original Lease”) between Discovery Parks Incorporated (the “Original Landlord”) and Xenon Genetics Inc. (the “Original Tenant”), the Original Tenant leased certain premises (the “Original Premises”) comprising the whole of the building (the “Building”) located on property known as 3650 Gilmore Way, Burnaby, British Columbia, as more particularly described in the Original Lease for a term of ten (10) years expiring on April 14, 2011;

B.

Concert Real Estate Corporation (the “Previous Landlord”) was the immediate successor in interest to the Original Landlord; the Landlord is the successor in interest to the Original Landlord and the Previous Landlord;

C.	The Tenant is the successor in interest to the Original Tenant;
D.

By a lease extension and modification agreement made effective November 8, 2010 (the “First Modification”) between the Previous Landlord and Tenant, the Previous Landlord and the Tenant agreed to extend the term of the Original Lease for an additional four (4) months and sixteen (16) days, for a term expiring on August 31, 2011, as further described in the First Modification;

E.

By a lease extension and modification agreement made effective February 7, 2011 (the “Second Modification”) between the Previous Landlord and Tenant, the Previous Landlord and the Tenant agreed to extend the term of the Original Lease for an additional four (4) months, for a term expiring on December 31, 2011, as further described in the Second Modification;

F.

By a lease extension and modification agreement made effective June 1, 2011 (the “Third Modification”) between the Previous Landlord and Tenant, the Previous Landlord and the Tenant agreed to extend the term of the Original Lease for an additional three (3) months, for a term expiring on March 31, 2012, as further described in the Third Modification;

G.

By an Offer to Lease (the “Original Offer”) accepted by the Previous Landlord on November 9, 2010 and accepted by the Tenant on November 23, 2010, the Previous Landlord and Tenant agreed that the Tenant would continue to lease a portion (the “Proposed New Premises”, being the whole of the 1st and 2nd floors of the Building) of the Original Premises, as more particularly described in the Offer, for a term of 120 months commencing on September 1, 2011, on the terms and conditions set out in the Original Offer;

H.	By an Addendum/Amendment (the “First Addendum”) dated for reference February 7, 2011, the Original Offer was amended as set out therein;
I.	By an Addendum/Amendment (the “Second Addendum”) dated for reference June 1, 2011, the Original Offer, as amended, was further amended as set out therein;

J.

By an Addendum/Amendment (the “Third Addendum”) dated for reference August 31, 2011, the Original Offer, as amended, was further amended as set out therein, including adding a right for the Tenant to elect to surrender and terminate its rights under the Original Offer in respect of that portion (the “Surrender Area”) of the Proposed New Premises shown on the plan attached to the Third Addendum as Exhibit A;

K.

By an Addendum/Amendment (the “Fourth Addendum”) dated for reference September 30, 2011, the Original Offer, as amended, was further amended by replacing the plan of the Surrender Area attached to the Third Addendum as Exhibit A with the plan attached as Exhibit A to the Fourth Addendum;

L.

By a letter (the “Surrender Letter”) dated September 30, 2011, the Tenant notified the Previous Landlord that the Tenant was exercising its right to surrender and terminate its rights under the Original Offer in respect of the Surrender Area;

M.

The Original Offer, as amended by the First Addendum, Second Addendum, Third Addendum, Fourth Addendum,  the Surrender Letter, Addendum #5 dated October 19, 2011, Addendum #6 dated October 28, 2011, Addendum #7 dated November 9, 2011, Addendum #8 dated November 25, 2011, and Addendum #9 dated November 29, 2011 is herein referred to as the “Offer” and the Proposed New Premises, excluding the Surrender Area but including the IT Room (as defined below) are referred to as the “Premises”;

N.

By a lease extension and modification agreement made as of October 27, 2011 (the “Fourth Modification”) as amended by a lease modification agreement made as of April 1, 2012 (the “Fifth Modification”) each between the Previous Landlord and Tenant, the Previous Landlord and the Tenant agreed to extend the term of the Original Lease for an additional ten (10) years, for a term expiring on March 31, 2022 on the terms and conditions therein, as further described in the Fourth Modification and Fifth Modification (the Original Lease as modified by the First Modification, the Second Modification, the Third Modification, the Fourth Modification, and the Fifth Modification is referred to herein as the “Lease”);

O.

By a lease modification agreement made as of July 18, 2014 (the “Sixth Modification”) between the Landlord and the Tenant, the Landlord and the Tenant agreed to amend the rentable area, by an additional 3,000 square feet of rentable area, to include a portion of the third floor referenced therein as “Unit 310A”, and as further described in the Sixth Modification (the Original Lease as modified by the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Fifth Modification, and the Sixth Modification is referred to herein as the “Lease”)’

P.	The Landlord is the successor in interest to the Original Landlord and the Previous Landlord;
Q.	The Landlord and the Tenant acknowledge and agree that the recitals hereto are true and incontrovertible;
R.	The Landlord and the Tenant have agreed to amend the Lease on the terms set out herein.

THEREFORE in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1.	For the purposes of this Agreement and unless there is a definition specifically herein contained, any words, terms or phrases that are defined in the Lease shall have the same meaning herein.
2.	Effective on the Effective Date, the Landlord and the Tenant agree that the Rentable Area and all payments related thereto in the Lease shall be adjusted in accordance with this Agreement.
3.	As of the Effective Date, the Landlord and the Tenant agree to delete Clause 3 of the Sixth Modification and replace it with the following:

“The Landlord and the Tenant agree to delete Clause 2(a) of the Fourth Modification and replace it with the following:

(a)In section 1.1, the phrase “Rentable Area of approximately 56,776 square feet, being the entire Building situated thereon, as set out in Schedule “A” attached hereto” is deleted and replaced with “Rentable Area of 36,337 square feet, being a portion of the first floor (Unit 120), the entire second floor (Unit 200),  and a portion of the third floor (“IT Room” and “Unit 200” and the adjacent contiguous portions of Unit 310 referenced as “Unit 310A” and “Unit 310B”) of the Building situated thereon, each as set out in Schedule “A” attached hereto, and includes the Tenant’s Proportionate Share of Common Areas as per section 3.3 below.  For avoidance of doubt, the areas designated as “Vertical Penetrations Areas” in

Schedule “A” and Schedule “E” are not included in the “Second Measurement” calculation underlying the above-noted Rentable Area and the Basic Rent set forth in Section 3.1 below.”;

4.

As of the Effective Date, the Landlord and the Tenant agree to delete Clause 4 of the Sixth Modification and replace it with the following:

“The Landlord and the Tenant agree to delete Clause 2 (c) (ii) of the Fourth Modification and replace it with the following:

The following is added at the bottom of the table set out therein:

Period	Per Square Foot	Approximate Basic Rent Per Annum	Approximate Basic Rent Per Month
April 15, 2011 – March 31, 2012	$19.50	$1,107,132.00	$92,261.00

April 1, 2012 – June 30, 2014	$19.50	$596,700.00	$49,725.00

July 1, 2014 – September 30, 2015	$19.50	$655,200.00	$54,600.00

October 1, 2015 – March 31, 2017	$19.50	$708,571.50	$59,047.63

April 1, 2017 – March 31, 2022	$21.00	$763,077.00	$63,589.75

The Tenant shall have a Free Basic Rent Period from April 1, 2012 through to August 15, 2012.  During this period, the Tenant shall pay to the Landlord its Proportionate Share of Operating Expenses and property taxes and abide by all other terms of the Lease. The Landlord and the Tenant further agree that, notwithstanding anything to the contrary in the Lease, during the period from July 1, 2014 through to September 30, 2015, the Tenant shall pay to the Landlord its Proportionate Share of Operating Expenses and property taxes based upon the Rentable Area (33,600 square feet) set out in the Sixth Modification of the Lease. ” ;

5.

The Landlord and the Tenant agree to delete Clause 2 (c) (i) of the Fourth Modification and replace it with the following:

“(i).     The address of the Landlord is deleted and replaced with “2011 - 7495 132nd Street, Surrey, BC V3W 1J8 (Tel: 604-596-5622, Fax: 604-596-5204)”.”

6.

For clarity, the Landlord and the Tenant confirm and agree that, the Allowance referenced in clause 5 of the Fourth Modification, clause 10 of the Fifth Modification and clause 7 of the Sixth Modification is applicable to any Tenant’s Leasehold Improvements that the Tenant may make to any portion of the Premises that comprises the Rentable Area as of the Effective Date.  For avoidance of doubt, the Landlord and the Tenant confirm and agree that no additional Allowance amount shall be payable by the Landlord as a result of the increase in the Rentable Area that (as of July 1, 2014 pursuant to the Sixth Modification) is attributable to Unit 310A  and/or that (as of July 1, 2015 pursuant to this Agreement) is attributable to Unit 310B.

7.

The Landlord acknowledges and agrees that, notwithstanding anything to the contrary in the Lease, as of the Effective Date, with respect to the third (3rd) floor of the Building, Section 8.4 of the Lease shall be interpreted to apply only to those business and trade fixtures, machinery and equipment, cabinet work, furniture and moveable and immovable partitions owned or installed by the Tenant after the Effective Date.

8.	The Landlord and the Tenant agree that Schedule “A” of the Lease is deleted and replaced with Schedule “A” attached hereto.
9.	The parties confirm and ratify the terms and conditions contained in the Lease as amended by this Agreement.

10.

This Agreement will, from the Effective Date, be read and construed together with the Lease, and the Lease, as amended hereby, shall continue in full force and effect for the remainder of the term of the Lease in accordance with the terms thereof and hereof.

11.	This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties.
12.

This Agreement may be signed in counterparts, and delivered personally or by courier, mail, facsimile or electronically, each of which counterparts when executed by any of the signatories hereto shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

REDSTONE ENTERPRISES LTD.

By:	/s/ Ali Nanji
Ali Nanji
President

By:	/s/ Zahir Rajani
Zahir Rajani
Director of Leasing & Operations

XENON PHARMACEUTICALS INC.

By:	/s/ Ian Mortimer
Ian Mortimer
Chief Financial Officer & Chief Operating Officer

SCHEDULE “A”
PLAN

1st Floor – Unit 120

2nd Floor – Tenant is leasing entire 2nd Floor

3rd Floor – IT Room, Unit 200,  & Unit 310A

·	The portion of Unit 310 that is outlined in orange above, is Unit 310A, and the portion that is outlined in red is Unit 310B

END OF DOCUMENT